Exhibit 10.18.1

July 1, 2020

Thomas Garite, MD

653 Round Tree Drive

Grand Junction, CO 81506

Re: Amendment to Offer of Employment for Thomas Garite, MD dated June 17, 2020

Dear Tom:

This letter is an amendment (the “Amendment”) to the aforementioned Offer of Employment from Sera Prognostics, Inc. dated June 17, 2020 (the “Offer of Employment”).

Effective July 1, 2020, your salary will be $16,000.00 per month, paid semi-monthly on the 15th & last day of each month. This is based on an assumption of an average monthly effort of 80 hours.

All other terms, conditions and provisions of the Offer of Employment remain unchanged by this amendment and are in full force and effect.

Sincerely,

Sera Prognostics, Inc.

By:	/s/ Gregory Critchfield
Gregory Critchfield
Its:	Chairman, President, and CEO

This Amendment is accepted and agreed to as of the date hereof:

/s/ Thomas Garite, MD
Thomas Garite, MD

Dated:	7/1/20